CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES ANNOUNCES AGREEMENT WITH ISRAEL AIRCRAFT INDUSTRIES
TO DEVELOP FUEL CELLS TO POWER UAV SYSTEMS

New York, NY - October 24, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) today announced that it has entered into an agreement with Israel Aircraft Industries Ltd. (“IAI”), to develop an 800 watt fuel cell to electrically power Unmanned Air Vehicle systems (UAVs). IAI is Israel's largest aerospace company and a world leader in developing and selling UAV Systems. The contract provides for two phases of activity. The first phase, which covers a six month period, provides for Medis to develop a demonstration system which would pass functionality tests and which can be demonstrated to be redesignable to achieve the weight (6 kilograms) goals of the final system. The first phase is funded by IAI paying Medis $400,000. Upon the successful completion of the first phase, the second phase would require IAI to pay Medis approximately $1,500,000 to complete the development and would have an 18 month schedule. During the first phase of the contract and conditioned on minimum purchase requirements thereafter, IAI will be granted exclusivity with respect to large fuel cells for unmanned vehicles. The contract with IAI will be carried out by Medis as the prime contractor together with its strategic partner, Oy Hydrocell of Finland, as the main subcontractor.

"We are particularly pleased with this purchase contract from IAI," said Robert K. Lifton, Chairman & CEO of Medis Technologies. "IAI is a world leader in UAV Systems, having sold many and various such systems to the Israel Defense Forces and to many other defense forces around the world. Once development is completed, we expect that IAI will begin ordering the new fuel cells from Medis for future UAV systems. We see this also as a vote of confidence from a major shareholder of Medis. This is an important milestone in our strategic goal to develop larger fuel cells for military applications and emergency stand by-use for homes and offices, as we recently announced. Now that we are starting the commercialization of our 24/7 Power Pack product, Medis' substantial research and development resources and infrastructure can be applied to our next generation products and to the new larger fuel cell systems which we envision developing."

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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